EXHIBIT 99.1

Indiana Community Bancorp Announces 2010 Results

COLUMBUS, Ind., Jan. 25, 2011 (GLOBE NEWSWIRE) -- Indiana Community Bancorp (the "Company") (Nasdaq:INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the "Bank"), today announced net income for the fourth quarter of $1.5 million or $0.36 diluted earnings per common share compared to a net loss of $1.4 million or $(0.50) diluted loss per common share a year earlier. Year-to-date net income was $5.6 million or $1.32 diluted earnings per common share compared to a net loss of $5.8 million or $(2.09) diluted loss per common share a year earlier. Commercial loan growth for the year totaled $22.7 million. Retail deposit mix changed rather significantly during the year. Total retail deposits increased $8.2 million for the year which included a $33.4 million increase in transaction accounts partially offset by a $25.2 million decrease in higher cost certificates of deposit. Growth in commercial loans along with the mix shift in retail deposits combined with the Company's balance sheet restructuring which occurred in late 2009 and early 2010 drove an increase in net interest income of $4.7 million or 17.0% for the year. Net interest margin improved from 2.87% in the fourth quarter of 2009 to 3.42% in the fourth quarter of 2010. The provision for loan losses totaled $7.2 million for the year and exceeded net charge offs by $1.5 million. Total non-performing assets ended 2010 unchanged from 2009 levels at $34.4 million. Chairman and CEO John Keach, Jr. stated, "We were pleased with the overall earnings of the Company for the year. We were able to improve the financial strength of the Company through the retention of earnings and by building reserves. During 2010, total capital of the Company increased $3.7 million and the allowance for loan losses increased $1.5 million. By increasing the financial strength of the Company, we are well positioned to provide increased banking services throughout our central and southeast Indiana footprint." Executive Vice President and CFO Mark Gorski added, "Throughout 2010, the Company was focused on improving the mix within the loan portfolio and the retail deposit portfolio. As a result, the growth in commercial loans and retail transaction accounts drove a solid increase in net interest margin and net interest income."

Balance Sheet

Total assets were $1.0 billion as of December 31, 2010, an increase of $33.0 million from December 31, 2009. Total loans decreased $5.0 million for the quarter and increased $9.6 million year-to-date. Commercial and commercial mortgage loans decreased $1.3 million for the quarter and increased $22.7 million year-to-date. Residential mortgage loans and consumer loans decreased $3.7 million for the quarter and $13.1 million year-to-date. Commercial loan growth occurred during 2010 as the Bank was able to attract several new commercial relationships along with providing additional funding for existing customers. Consumer and mortgage loans have continued to decline during the year due to lackluster demand. While mortgage refinance activity has been strong, the Bank continues to sell the majority of these loans in the secondary market, servicing released.

Total retail deposits decreased $48.9 million for the quarter and increased $8.2 million year-to-date. The decrease in retail deposits for the quarter was largely due to a decrease in public entity deposits. Notably, the Bank had one public entity customer that established a short term depository relationship totaling approximately $40 million earlier in 2010 – this public entity changed its investment strategy for these funds and withdrew these balances prior to year end. The growth in retail deposits is being driven primarily from growth in non-interest checking, interest bearing checking and money market categories partially offset by a decrease in certificates of deposit. For the year, non-interest checking balances increased $5.5 million while interest bearing transaction accounts increased $27.9 million. Conversely, higher cost certificates of deposit decreased $25.2 million for the year. Due to the historical low interest rate environment that existed throughout 2010, interest rates on certificates of deposits continued to trend down. As a result, customer preferences shifted away from certificates of deposits to more liquid interest bearing transaction accounts.

Asset Quality

Provision for loan losses totaled $2.0 million for the quarter and $7.2 million year-to-date which represent significant decreases from comparable periods in 2009. Net charge offs were $2.0 million for the quarter and $5.7 million year-to-date. As a result, the allowance for loan losses increased by $1.5 million for the year to $14.6 million at December 31, 2010. The ratio of the allowance for loan losses to total loans increased to 1.95% at December 31, 2010 compared to 1.78% at December 31, 2009. Total non-performing assets decreased $4.3 million for the quarter and were unchanged for the year at $34.4 million as of December 31, 2010. The decrease in non-performing assets during the fourth quarter related primarily to the sale of the Bank's largest real estate owned property. The sale of this property resulted in a decrease to real estate owned of $6.2 million and resulted in a gain on sale of real estate owned of $389,000.

Pre-Tax Pre-Provision Earnings

Due to the volatility in earnings for banks, management continually monitors pre-tax pre-provision (PTPP) earnings (defined as net income plus tax expense plus provision expense). During 2010, the Company's PTPP earnings have been as follows: fourth quarter $4.5 million, third quarter $4.1 million, second quarter $3.9 million, first quarter $2.5 million. The increase in PTPP earnings from the first quarter of 2010 to the fourth quarter of 2010 totaled $2.0 million and has been driven primarily by an increase in net interest income of $1.2 million along with an increase in gain on sale of mortgage loans and increased service fees on deposits.

Net Interest Income

Net interest income increased $1.5 million or 21.2% to $8.6 million for the quarter and $4.7 million or 17.0% to $32.2 million year-to-date. The increase in net interest income was primarily attributable to significant improvement in the net interest margin. Net interest margin for the quarter was 3.42%, which represented an increase of 6 basis points on a linked quarter basis and an increase of 55 basis points compared to the fourth quarter of 2009. The increase in the net interest margin was primarily due to the Company's balance sheet repositioning which was executed in December 2009 and January 2010. The prepayment and restructuring of the FHLB advances aided in reducing the Company's overall cost of interest-bearing liabilities. Additionally, the net interest margin was aided by a decrease in deposit costs which have been driven down during the year due to overall market conditions and the improvement in the mix of the deposit base as higher cost certificates of deposits were replaced with transaction accounts.

Non Interest Income

Non interest income decreased $1.1 million for the quarter and $1.0 million year-to-date. During the fourth quarter of 2009, the Company sold securities in conjunction with the balance sheet repositioning project which resulted in a gain on sale of $2.0 million. Gain on sale of loans increased $331,000 for the quarter and decreased $523,000 year-to-date. The fluctuation in mortgage rates and the historic low rates have resulted in various waves of refinance activity. A significant reduction in interest rates that began late in 2008 resulted in increased mortgage refinance activity and origination volumes during the majority of 2009. Then beginning in the second quarter of 2010, another reduction in mortgage rates led to additional refinance volumes. Gain on sale of loans totaled $761,000 for the quarter. While not a core activity, the Bank continued to take advantage of interest rate volatility in the securities market to reposition a portion of the securities portfolio. Gain on sale of securities totaled $271,000 for the fourth quarter and $768,000 year-to-date. Miscellaneous income increased $299,000 for the quarter and $763,000 year-to-date. During the fourth quarter, the increase in miscellaneous income resulted primarily from the gain on sale of real estate owned mentioned above. Year-to-date miscellaneous income increased primarily due to an increase in trust and asset management fees totaling $386,000 for the year. Additionally, the gain on sale of real estate owned in the fourth quarter reduced the loss on real estate owned to $288,000 for 2010 which was $192,000 less than the loss for 2009.

Non Interest Expenses

Non interest expenses decreased $3.0 million to $7.7 million for the quarter and $4.5 million to $28.9 million year-to-date. During the third quarter of 2009, management wrote off the carrying value of goodwill which totaled $1.4 million. During the fourth quarter of 2009, the Company incurred $3.8 million in prepayment fees related to Federal Home Loan Bank advances that were taken in conjunction with the balance sheet repositioning strategy. Compensation and employee benefits expense increased $335,000 for the quarter and $481,000 or 3.4% year-to-date. FDIC insurance expense increased $131,000 for the quarter and $286,000 year-to-date. Real estate owned expenses increased $174,000 for the quarter and $437,000 year-to-date due to increased workout related activities. The Bank's efficiency ratio was 63.1% for the fourth quarter and 65.9% year-to-date.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)	December 31, 2010	December 31, 2009

Assets:
Cash and due from banks	$12,927	$10,808
Interest bearing demand deposits	136	41,253
Cash and cash equivalents	13,063	52,061
Interest bearing time deposits	--	410
Securities available for sale at fair value (amortized cost $227,331 and $149,031)	226,465	149,633
Securities held to maturity at amortized cost (fair value $0 and $3,392)	--	3,674
Loans held for sale (fair value $7,827 and $6,213)	7,666	6,075
Portfolio loans:
Commercial and commercial mortgage loans	550,686	527,946
Residential mortgage loans	92,796	97,551
Second and home equity loans	92,557	97,071
Other consumer loans	11,614	15,312
Unearned income	(252)	(99)
Total portfolio loans	747,401	737,781

Allowance for loan losses	(14,606)	(13,113)
Portfolio loans, net	732,795	724,668

Premises and equipment	16,228	15,151
Accrued interest receivable	3,785	3,533
Other assets	43,316	55,118
TOTAL ASSETS	$1,043,318	$1,010,323

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Demand	$86,425	$80,938
Interest checking	177,613	170,226
Savings	45,764	42,520
Money market	224,382	207,089
Certificates of deposits	313,854	339,025
Retail deposits	848,038	839,798
Public fund certificates	5,305	507
Wholesale deposits	5,305	507
Total deposits	853,343	840,305

FHLB advances	53,284	55,000
Short term borrowings	12,088	--
Junior subordinated debt	15,464	15,464
Other liabilities	20,490	14,630
Total liabilities	954,669	925,399

Commitments and Contingencies
Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,156	21,054
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,385,079 and 3,358,079	21,230	21,060
Retained earnings, restricted	47,192	42,862
Accumulated other comprehensive loss, net	(929)	(52)
Total shareholders' equity	88,649	84,924
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,043,318	$1,010,323

INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)
	Three Months Ended December 31,		Year to Date December 31,
	2010	2009	2010	2009
Interest Income:
Securities and interest bearing deposits	$1,435	$1,363	$5,425	$4,263
Commercial and commercial mortgage loans	7,642	7,520	30,154	30,192
Residential mortgage loans	1,120	1,322	4,625	6,192
Second and home equity loans	1,131	1,236	4,581	4,992
Other consumer loans	242	335	1,079	1,452
Total interest income	11,570	11,776	45,864	47,091

Interest Expense:
Checking and savings accounts	453	573	1,908	1,679
Money market accounts	357	538	1,686	2,235
Certificates of deposit	1,805	2,543	8,625	10,733
Total interest on retail deposits	2,615	3,654	12,219	14,647

Brokered deposits	--	--	--	139
Public funds	4	3	10	77
Total interest on wholesale deposits	4	3	10	216
Total interest on deposits	2,619	3,657	12,229	14,863

FHLB advances	266	941	1,089	4,278
Other borrowings	1	--	1	1
Junior subordinated debt	76	76	311	411
Total interest expense	2,962	4,674	13,630	19,553

Net interest income	8,608	7,102	32,234	27,538
Provision for loan losses	1,950	3,433	7,179	16,218
Net interest income after provision for loan losses	6,658	3,669	25,055	11,320

Non Interest Income:
Gain on sale of loans	761	430	2,107	2,630
Gain on securities	271	2,084	768	2,046
Other than temporary impairment losses	(21)	(222)	(215)	(221)
Service fees on deposit accounts	1,569	1,625	6,389	6,347
Loan servicing income, net of impairment	111	135	473	530
Miscellaneous	831	532	2,109	1,346
Total non interest income	3,522	4,584	11,631	12,678

Non Interest Expenses:
Compensation and employee benefits	3,951	3,616	14,738	14,257
Occupancy and equipment	1,046	936	3,918	3,854
Service bureau expense	493	434	1,954	1,891
FDIC insurance expense	523	392	2,071	1,785
Marketing	243	192	804	777
FHLB advances prepayment fee	--	3,813	--	3,813
Miscellaneous	1,400	1,321	5,413	7,026
Total non interest expenses	7,656	10,704	28,898	33,403

Income (loss) before income taxes	2,524	(2,451)	7,788	(9,405)
Income tax provision (credit)	1,004	(1,082)	2,146	(3,556)
Net Income (loss)	$1,520	$(1,369)	$5,642	$(5,849)

Basic earnings (loss) per common share	$0.36	$(0.50)	$1.32	$(2.09)
Diluted earnings (loss) per common share	$0.36	$(0.50)	$1.32	$(2.09)

Basic weighted average number of common shares	3,358,079	3,358,079	3,358,079	3,358,079
Dilutive weighted average number of common shares	3,360,212	3,358,079	3,358,728	3,358,079
Dividends per common share	$ 0.010	$ 0.010	$ 0.040	$ 0.260

Supplemental Data:
(unaudited)	Three Months Ended December 31,		Year to Date December 31,
	2010	2009	2010	2009
Weighted average interest rate earned on total interest-earning assets	4.60%	4.76%	4.74%	5.00%
Weighted average cost of total interest-bearing liabilities	1.21%	1.94%	1.44%	2.14%
Interest rate spread during period	3.39%	2.82%	3.30%	2.86%

Net interest margin
(net interest income divided by average interest-earning assets on annualized basis)	3.42%	2.87%	3.33%	2.93%
Total interest income divided by average
Total assets (on annualized basis)	4.32%	4.43%	4.37%	4.61%
Total interest expense divided by average total assets (on annualized basis)	1.11%	1.76%	1.30%	1.91%
Net interest income divided by average total assets (on annualized basis)	3.21%	2.67%	3.07%	2.70%

Return on assets (net income divided by average total assets on annualized basis)	0.57%	-0.51%	0.54%	-0.57%
Return on equity (net income divided by average total equity on annualized basis)	6.69%	-6.22%	6.45%	-6.48%

	December 31, 2010	December 31, 2009

Book value per share outstanding	$ 19.94	$ 19.02

Nonperforming Assets:
Loans: Non-accrual	$ 20,278	$ 19,889
Past due 90 days or more	92	1,410
Restructured	9,684	499
Total nonperforming loans	30,054	21,798
Real estate owned, net	4,379	12,603
Other repossessed assets, net	10	24
Total Nonperforming Assets	$ 34,443	$ 34,425

Nonperforming assets divided by total assets	3.30%	3.41%
Nonperforming loans divided by total loans	4.02%	2.95%

Balance in Allowance for Loan Losses	$ 14,606	$ 13,113

Allowance for loan losses to total loans	1.95%	1.78%
CONTACT: John K. Keach, Jr.
         Chairman
         Chief Executive Officer
         (812) 373-7816
         Mark T. Gorski
         Executive Vice President
         Chief Financial Officer
         (812) 373-7379